SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2004

AT ROAD, INC.

(Exact name of registrant as specified in its charter)

000-31511
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	94-3209170 (I.R.S. Employer Identification No.)

47200 Bayside Parkway
Fremont, CA 94538

(Address of principal executive offices, with zip code)

510-668-1638

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     On May 24, 2004, @Road received a letter dated May 24, 2004 from AT&T Wireless (“AWS”) announcing the extension of general service availability on the AWS Cellular Digital Packet Data (“CDPD”) network to at least June 30, 2005.

     In the correspondence from AWS to @Road, AWS stated that over the past six months, AWS customers have requested additional time to migrate their data deployments to the AWS General Packet Radio Services (“GPRS”) network to accommodate customer needs. AWS further stated that it has confirmed its ability to maintain CDPD network reliability, and has extended availability of AWS CDPD services until at least June 30, 2005. AWS stated that during the week of May 24, 2004, it intends to mail letters announcing the extension of CDPD service availability to its customers.

     Notwithstanding the foregoing, @Road intends to continue its discussions with AWS and other wireless carriers to minimize any disruption of the provision of @Road services to @Road subscribers. When the AWS CDPD network is terminated and where possible, certain affected subscribers would be transferred to alternate CDPD networks without a change to the hardware platform then used by those subscribers. However, @Road currently estimates that as of June 30, 2005 @Road will have approximately 2,600 subscribers in their initial contract periods that would then be using the AWS CDPD network and that would need to use an alternate wireless protocol to continue to use @Road services. To use an alternate wireless protocol, existing hardware platforms would have to be replaced for these subscribers. @Road does not expect to realize a loss on the sale of these replacement hardware platforms. While there can be no assurances, @Road does not expect that the termination of the AWS CDPD network will have a material adverse impact on its financial results.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT ROAD, INC.
Date: May 25, 2004	By:	/s/ Carol Rice-Murphy
Carol Rice-Murphy
Interim Chief Financial Officer